NEWS RELEASE

Coeur Reports First Quarter 2016 Production Results

Chicago, Illinois - April 7, 2016 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced first quarter production of 3.4 million ounces of silver and 78,072 ounces of gold, or 8.1 million silver equivalent1 ounces.
Quarterly Production Results

First Quarter 2016 Operational Results
First quarter operational highlights for each of Coeur's operations are provided below.

Palmarejo, Mexico	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Underground Operations:
Tons mined	215,642	189,383	190,399	172,730	149,150
Average silver grade (oz/t)	4.21	3.96	4.11	3.90	4.34
Average gold grade (oz/t)	0.07	0.06	0.10	0.09	0.07
Surface Operations:
Tons mined	35,211	102,018	247,071	257,862	281,481
Average silver grade (oz/t)	4.18	3.86	3.56	3.47	3.79
Average gold grade (oz/t)	0.04	0.03	0.03	0.03	0.04
Processing:
Total tons milled	246,533	301,274	427,635	435,841	451,918
Average recovery rate – Ag	89.1%	95.4%	87.9%	78.5%	78.7%
Average recovery rate – Au	92.1%	88.8%	84.7%	76.2%	73.9%
Silver production ounces (000's)	933	1,126	1,422	1,247	1,354
Gold production ounces	14,668	14,326	22,974	18,127	15,495
Silver-equivalent[1] production ounces (000's)	1,813	1,985	2,800	2,335	2,284

1. Silver and gold equivalence calculated using a 60:1 silver to gold ratio.

•	Production in-line with expectations as transition to lower-tonnage, higher-grade, higher-margin underground operations from two ore sources - Guadalupe and Independencia - remains on-track

•	Averaged mining rate at Guadalupe of over 1,850 tons per day in the first quarter

•	Achieved initial production from Independencia ore body in early January

•	Higher recovery rates continue as a result of several process enhancements implemented in 2015 and as a larger proportion of ore is coming from underground operations

•	Mining of the open-pit and old underground continues at lower rates and is expected to cease by mid-2016

•	Maintaining full-year 2016 production guidance of 3.8 - 4.3 million silver ounces and 67,000 - 72,000 gold ounces

Rochester, Nevada	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Tons placed	4,374,459	4,411,590	4,128,868	3,859,965	4,013,879
Average silver grade (oz/t)	0.64	0.60	0.59	0.61	0.74
Average gold grade (oz/t)	0.004	0.003	0.003	0.003	0.004
Silver production ounces (000's)	929	1,107	1,086	1,294	1,144
Gold production ounces	10,460	11,564	10,892	16,411	13,721
Silver equivalent[1] production ounces (000's)	1,557	1,800	1,740	2,279	1,967

•	Lower silver equivalent production due to poor weather conditions and timing of recoveries from the Stage III leach pad

•	Production levels increased in March and are expected to continue to climb throughout the year

•	Maintaining full-year 2016 production guidance of 4.7 - 5.2 million silver ounce and 48,000 - 55,000 gold ounces

Kensington, Alaska	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Tons milled	159,360	159,666	165,198	170,649	164,951
Average gold grade (oz/t)	0.21	0.22	0.19	0.18	0.24
Average recovery rate	95.8%	96.0%	93.9%	94.9%	94.8%
Gold production ounces	31,974	33,713	28,799	29,845	33,909

•	Consistent production levels achieved during first quarter

•	Development of the decline into the high-grade Jualin deposit is progressing and is over one-third complete

•	Maintaining full-year 2016 production guidance of 115,000 - 125,000 gold ounces

Wharf, South Dakota	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Tons placed	974,663	1,147,130	1,149,744	887,409	415,996
Average gold grade (oz/t)	0.031	0.032	0.035	0.025	0.020
Average plant recovery rate - Au	96.6%	97.3%	92.8%	76.7%	85.9%
Gold production ounces	20,970	31,947	23,104	16,472	6,609
Silver production ounces (000's)	13	18	19	19	—
Gold equivalent[1] production ounces	21,186	32,231	23,427	16,794	6,609

•	Lower production compared to prior quarter as expected due to timing of recovery from the current leach pad. Higher production expected during remainder of 2016

•	Maintaining full-year 2016 production guidance of 90,000 - 95,000 gold ounces, which is expected to be approximately 20% higher than 2015 production

San Bartolomé, Bolivia	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Tons milled	407,806	475,695	373,201	457,232	406,951
Average silver grade (oz/t)	3.64	3.84	3.76	3.73	3.65
Average recovery rate	93.1%	84.9%	84.0%	87.6%	81.6%
Silver production ounces (000's)	1,382	1,550	1,178	1,495	1,213

•	Production was lower compared to the fourth quarter due to mill maintenance early in the first quarter

•	Approximately one-third of production was derived from higher-grade third-party ore purchases

•	Recently installed an oxygen injection system in the agitation leach circuit to improve recovery rates

•	Maintaining full-year 2016 production guidance of 5.7 - 6.0 million silver ounces, which is expected to be 5 - 10% higher than 2015 production

Coeur Capital, Inc.

Endeavor, Australia	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Silver production ounces (000's)	115	171	121	204	133

•
Silver production received from the Company's silver stream on the Endeavor mine in Australia declined following a decision by the operator to significantly cut production due to lower lead and zinc prices. As a result, Coeur is revising 2016 production guidance for Endeavor to 175,000 - 200,000 silver ounces from 350,000 - 400,000 silver ounces

•
On March 31, 2016 Coeur sold its 2.0% net smelter returns "NSR" royalty on the Cerro Bayo mine to the operator, Mandalay Resources Corporation, for total consideration of approximately $5.7 million, consisting of $4.0 million in cash and 2.5 million Mandalay shares

•
Entered into a definitive agreement to sell 2.5% NSR royalty on the La Cigarra project to Kootenay Silver Inc. for total consideration of approximately $2.5 million, consisting of $500,000 in cash and 9.6 million Kootenay shares. The transaction is expected to close in April

2016 Production Outlook
Coeur's 2016 silver and gold production guidance is shown below. Guidance has been updated to reflect lower production outlook from the Endeavor silver stream. Production guidance for mines operated by Coeur remains unchanged.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo	3,800 - 4,300	67,000 - 72,000	7,820 - 8,620
San Bartolomé	5,700 - 6,000	—	5,700 - 6,000
Rochester	4,700 - 5,200	48,000 - 55,000	7,580 - 8,500
Endeavor	175 - 200	—	175 - 200
Kensington	—	115,000 - 125,000	6,900 - 7,500
Wharf	80 - 100	90,000 - 95,000	5,480 - 5,800
Total	14,455 - 15,800	320,000 - 347,000	33,655 - 36,620

Financial Results and Conference Call
Coeur will report its full operational and financial results for first quarter 2016 on April 27, 2016 after the New York Stock Exchange closes for trading. There will be a conference call on April 28, 2016 at 11:00 a.m. Eastern time.
Dial-In Numbers:     (855) 560-2581 (US)
(855) 669-9657 (Canada)
                                (412) 542-4166 (International)
Conference ID:        Coeur Mining
The conference call and presentation will also be webcast on the Company’s website www.coeur.com. Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 13, 2016.
Replay numbers:      (877) 344-7529 (US)
(855) 669-9658 (Canada)
                            (412) 317-0088 (International)
Conference ID:        100 83 340
About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to royalties on the El Gallo complex in Mexico, the Zaruma mine in Ecuador, and the Correnso mine in New Zealand. In addition, the Company has two silver-gold exploration projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada. The Company owns strategic investment positions in several silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, operations at the Palmarejo complex, production levels at Rochester, exploration and development efforts at Kensington and potential asset sales. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Dana Willis, Coeur's Director, Resource Geology and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.

For Additional Information:
Rebecca Hussey, Manager, Investor Relations
(312) 489-5827
www.coeur.com